Exhibit 99.1

News Release

Superior Industries Reports Third Quarter 2016 Financial Results

Third Quarter 2016 Highlights:

•	Q3 wheel shipments of 2.9 million, a 4.8% increase year-over-year

•	Q3 diluted EPS of $0.23, a 21.1% increase year-over-year, including approximately $0.27 in costs related to operating inefficiencies at one of the Company’s manufacturing facilities

•	Q3 net income of $6.0 million, a 20.8% increase year-over-year

•	Q3 net sales were flat year-over-year due to higher volume and improved product mix offset by lower aluminum prices passed on to customers

•	Q3 value-added sales of $98.8 million, a 12.3% increase year-over-year; value-added sales per wheel increased 7.2%

•	Q3 adjusted EBITDA of $13.8 million, including approximately $10.4 million of aforementioned operating inefficiency costs

•	Raises 2016 outlook for unit shipment growth, net sales, and value-added sales

•	Reduces 2016 outlook for adjusted EBITDA to a range of $80 million to $88 million to reflect the impact of operating inefficiencies

SOUTHFIELD, MICHIGAN – October 27, 2016 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for light vehicles in North America, today reported financial results for the third quarter ended September 25th, 2016.

Don Stebbins, President and Chief Executive Officer, commented, “We are encouraged by another quarter of year-over-year unit shipment growth and market share gains driven by a significant increase in higher value-added products. However, despite these achievements, our financial performance in the quarter was negatively impacted by operating inefficiencies in one of our five manufacturing facilities. Reduced production rates were triggered by equipment reliability issues as well as a power interruption. Higher internal scrap rates on certain new program launches also occurred during a period of sustained heightened production levels at the facility. In order to meet customer delivery schedules, we incurred significant expedited freight, maintenance and labor costs. We expect these operating inefficiency costs to continue into the fourth quarter as we balance strong customer demand with production across our manufacturing platform. We have taken a number of actions and committed the necessary internal and external resources required to overcome these challenges in order to return to normalized production and shipment schedules as soon as possible.”

Third Quarter Results

For the third quarter of 2016, the Company reported net income of $6.0 million, or $0.23 per diluted share, compared to $4.9 million, or $0.19 per diluted share in the third quarter of 2015. This represents an increase in earnings per diluted share of 21.1% year-over-year. Earnings per share for the third quarter of 2016 were reduced by approximately $0.27 from the impact of operating inefficiencies at one of the Company’s manufacturing facilities.

Wheel unit shipments were 2.9 million in the third quarter of 2016, an increase of 4.8%, compared to 2.8 million in the prior year period. Net sales for the third quarter of 2016 were $175.6 million, compared to net sales of $175.7 million in the third quarter of 2015. The slight decrease year-over-year was driven by lower value for aluminum partially offset by higher unit shipments. Value-added sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $98.8 million for the third quarter of 2016, a 12.3% increase compared to the third quarter of 2015, driven by higher unit shipments and favorable product mix. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the third quarter of 2016 was $11.0 million or 6.3% of net sales, compared to $16.5 million or 9.4% of net sales in the prior year period. Gross profit as a percentage of value-added sales was 11.1% compared to 18.7% of value-added sales in the prior year period. The decrease in gross profit primarily reflects $5.9 million in expedited freight costs and an estimated $3.8 million in higher labor and maintenance expense related to operating inefficiencies at one of the Company’s manufacturing facilities, more than offsetting the benefit of higher unit shipments. Excluding the higher aforementioned costs, gross margin as a percentage of net sales would have been 552 basis points higher than reported and 239 basis points higher than the prior year period.

Selling, general and administrative expenses were $5.7 million, or 3.3% of net sales, compared to $8.4 million, or 4.8% of net sales in the prior year period. Selling, general and administrative expenses as a percentage of value-added sales were 5.8% in the quarter compared to 9.6% in the prior year period. The decrease of $2.7 million, or 32.1%, primarily reflects a reduction made to accruals for incentive compensation expense in the third quarter of 2016.

Income from operations for the third quarter of 2016 was $5.3 million, or 3.0% of net sales, compared to operating income of $8.1 million, or 4.6% of net sales in the prior year period. Income from operations as a percentage of value-added sales was 5.3% for the third quarter of 2016 compared to 9.2% of value-added sales in the prior year period.

The Company had a net tax benefit for the third quarter of 2016 of $1.1 million, resulting in an effective tax rate of (21.7%). This compares to an income tax expense in the third quarter of 2015 of $2.7 million and an effective tax rate of 35%. The tax benefit in the third quarter of 2016 includes an adjustment to reflect a decrease in expected income before taxes for the full year and a reduction of a reserve for uncertain tax benefits recognized during the quarter due to certain tax settlements.

Adjusted EBITDA, a non-GAAP financial measure, was $13.8 million, or 13.9% of value-added sales, for the third quarter of 2016. This compares to $17.1 million, or 19.4% of value-added sales, in the third quarter of 2015. The decline includes $10.4 million of costs associated with the aforementioned operating inefficiencies. Excluding these costs, adjusted EBITDA as a percentage of value-added sales would have been 1,053 basis points higher than reported and 503 basis points higher than the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $39.3 million in the first nine months of 2016 compared to $39.2 million during the same period last year. Higher net working capital largely offset the benefit of higher net income during the first nine months of 2016 compared to the same period last year.

During the third quarter of 2016, the Company paid a quarterly dividend of $0.18 per share. Fiscal year-to-date through October 26, 2016, the Company repurchased 740,657 shares at an average price of $18.28 for a total of $13.5 million. A total of $46.7 million remains available under the $50.0 million stock repurchase program approved by the Board of Directors on January 14, 2016.

Year-to-Date Results

For the first nine months of 2016, Superior reported net income of $33.6 million, or $1.31 per diluted share, compared to $15.8 million, or $0.59 per diluted share in the first nine months of 2015. This represents an increase in earnings per diluted share of 122.0% year-over-year.

In the first nine months of 2016, wheel shipments increased 14.1% to 9.2 million compared to 8.0 million in the first nine months of 2015. Net sales for the first nine months of 2016 were $544.4 million, up 2.1% from $533.3 million in the prior year period, primarily driven by higher unit shipments, partially offset by lower value for aluminum. Value-added sales for the first nine months of 2016 were $302.3 million, a 17.3% increase over value-added sales of $257.8 million in the same period a year ago. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the first nine months of 2016 increased to $68.2 million from $47.6 million in the prior year period. Gross profit as a percentage of net sales expanded 361 basis points to 12.5% compared to 8.9% of net sales in the first nine months of 2015. Gross profit as a percentage of value-added sales expanded 410 basis points year-over-year to 22.6%, compared to 18.5% of value-added sales in the prior year period. The increase in gross profit primarily reflects higher unit shipments, cost structure improvement primarily driven by the new facility in Mexico operating at higher utilization rates, as well as lower carrying costs associated with a plant closed in late 2014. The increase in gross profit was partially offset by higher expedited freight, labor and maintenance costs related to operating inefficiencies at one of the Company’s manufacturing facilities in the third quarter of 2016.

Selling, general, and administrative expenses decreased slightly to $24.7 million, or 4.5% of net sales, in the first nine months of 2016 compared to $24.9 million, or 4.7% in the prior year period. Selling, general and administrative expenses as a percentage of value-added sales were 8.2% in the first nine months of 2016 compared to 9.6% in the prior year period.

For the first nine months of 2016, income from operations was $43.5 million, or 8.0% of net sales, compared to $22.8 million, or 4.3% of net sales in the prior year period. Income from operations as a percentage of value-added sales was 14.4% for the first nine months of 2016, compared to 8.8% of value-added sales in the prior year period.

The effective tax rate for the first nine months of 2016 was 22.2%, resulting in income tax expense of $9.6 million. This compares to an effective tax rate of 27.9% or $6.1 million in income tax expense for the first nine months of 2015. The decrease in the effective tax rate primarily relates to a change in the mix of income before taxes of the Company’s tax entities as well as the reduction of a reserve for uncertain tax benefits recognized as a result of certain tax settlements with various tax jurisdictions.

Adjusted EBITDA increased 37.4% to $69.8 million, or 23.1% of value-added sales for the first nine months of 2016, compared to $50.8 million, or 19.7% of value-added sales in the first nine months of 2015. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

2016 Outlook

Compared to the Company’s previously issued 2016 outlook on July 27, 2016, Superior raises its outlook for net sales, value-added sales and unit volume growth, reaffirms its outlook for working capital, dividends and capital expenditures, lowers its outlook for adjusted EBITDA, and decreases its effective tax rate.

•	Superior expects net sales to be in the range of $715 million to $725 million driven by unit shipment growth of approximately 7% to 8%. This compares to the prior outlook of $710 million to $725 million and unit shipment growth of 6% to 8%

•	Value-added sales are expected to be in the range of $398 million to $403 million, compared to the prior outlook of $395 million to $403 million. Value-added sales are defined as net sales less pass-through charges, primarily for the value of aluminum

•	Adjusted EBITDA is expected to be in the range of $80 million to $88 million, compared to the prior outlook of $102 million to $108 million. The decrease primarily reflects higher expedited freight, labor and maintenance, and other costs associated with operating inefficiencies in the second half of 2016

•	Working capital is expected to be a net use of funds

•	Capital expenditures are expected to be approximately $40 million

•	Dividends are expected to be approximately $20 million

•	The effective tax rate is expected to be in the range of 21% to 23%, compared to the prior outlook of a range of 27% to 29% due to reduced expectations for 2016 pre-tax income

Mr. Stebbins concluded, “Despite these near-term challenges, our long-term strategic plan is unchanged and our business fundamentals remain strong. Looking ahead, we remain confident that we have the right strategy in place to continue to drive long-term profitable growth.”

Value-added sales and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information”. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, we have not quantitatively reconciled differences between adjusted EBITDA presented in our 2016 Outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such a reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Thursday, October 27th, 2016. The conference call may be accessed by dialing 800-344-6698 and using the required pass code 8788878. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. Interested parties are invited to listen to the webcast. In addition, a presentation will be posted on the Company’s website and referred to during the conference call. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S.

and Mexico, the Company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “adjusted EBITDA,” which we have defined as earnings before interest, income taxes, depreciation, amortization, restructuring charges, plant closure costs and impairments of long-lived assets and investments and “value-added sales,” which we define as net sales less pass-through charges primarily for the value of aluminum. Adjusted EBITDA as a percentage of value-added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value-added sales is defined as adjusted EBITDA divided by value-added sales. See the Non-GAAP Financial Measures section of this press release for a reconciliation of adjusted EBITDA and value-added sales.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of adjusted EBITDA and value-added sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2016 outlook included herein, and the Company’s strategic and operational initiatives, including the resolution of operating inefficiencies, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 27, 2015, Quarterly Reports on Form 10-Q and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Follow)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	Sep. 25, 2016	Sep. 27, 2015	Sep. 25, 2016	Sep. 27, 2015
Net Sales	$175,580	$175,656	$544,354	$533,325

Cost of Sales	164,537	158,004	475,869	481,093
Restructuring costs	62	1,168	249	4,606

	164,599	159,172	476,118	485,699

Gross Profit	10,981	16,484	68,236	47,626

Selling, General and Administrative Expenses	5,731	8,425	24,724	24,858

Income From Operations	5,250	8,059	43,512	22,768

Interest Income (Expense), net	41	(55)	152	87
Other Expense, net	(381)	(389)	(486)	(933)

Income Before Income Taxes	4,910	7,615	43,178	21,922

Income Tax Benefit (Provision)	1,064	(2,669)	(9,576)	(6,108)

Net Income	$5,974	$4,946	$33,602	$15,814

Earnings Per Share:
Basic	$0.24	$0.19	$1.32	$0.59
Diluted	$0.23	$0.19	$1.31	$0.59

Weighted Average and Equivalent Shares Outstanding for Earnings Per Share (in Thousands):
Basic	25,424	26,557	25,482	26,708
Diluted	25,570	26,584	25,579	26,745

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)

	Sep. 25, 2016	Sep. 27, 2015
Current Assets	$247,545	$259,172
Property, Plant and Equipment, net	227,586	239,803
Investments and Other Assets	58,077	49,885

Total Assets	$533,208	$548,860

Current Liabilities	$66,880	$70,345
Long-Term Liabilities	62,945	65,259
Shareholders’ Equity	403,383	413,256

Total Liabilities and Shareholders’ Equity	$533,208	$548,860

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Thousands)

Value-Added Sales	Three Months Ended		Nine Months Ended
	Sep. 25, 2016	Sep. 27, 2015	Sep. 25, 2016	Sep. 27, 2015
Net Sales	$175,580	$175,656	$544,354	$533,325
Less:
Aluminum Value and Outside Service Provider Costs	(76,781)	(87,715)	(242,026)	(275,488)

Value-added sales	$98,799	$87,941	$302,328	$257,837

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Adjusted EBITDA	Three Months Ended		Nine Months Ended
	Sep. 25, 2016	Sep. 27, 2015	Sep. 25, 2016	Sep. 27, 2015
Net Income	$5,974	$4,946	$33,602	$15,814
Adjusting Items:
- Interest Expense (Income), net	(41)	55	(152)	(87)
- Income Tax Provision (Benefit)	(1,064)	2,669	9,576	6,108
- Depreciation	8,607	8,672	25,888	25,696
- Closure Costs (Excluding Accelerated Depreciation)	294	752	903	3,240

	7,796	12,148	36,215	34,957

Adjusted EBITDA	$13,770	$17,094	$69,817	$50,771

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments. We use adjusted EBITDA as an important indicator of the operating performance of our business. Adjusted EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe the adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Thousands)

Outlook for Full Year 2016 Value-Added Sales	Outlook Range
Net Sales Outlook	$715,000	$725,000
Less:
Aluminum Value and Outside Service Provider Costs	317,000	322,000

Value-Added Sales Outlook	$398,000	$403,000

Contacts:

Investor Relations Line:

(248) 234-7104

Superior Industries

Troy Ford

www.supind.com

FTI Consulting

Effie Veres

(212) 850-5676

effie.veres@fticonsulting.com